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                                                                  EXHIBIT 3.1(d)

                             ARTICLES OF AMENDMENT
                                    TO THE
                           ARTICLES OF INCORPORATION
                                      OF
                           FORSTMANN & COMPANY, INC.


                                      I.

     The name of the corporation is Forstmann & Company, Inc.

                                      II.

     Effective the date hereof, Article FIFTH of the Articles of Incorporation of Forstmann & Company, Inc. is amended to read as follows:

     The corporation shall have authority to issue (i) 20,000,000 shares of common stock, $.001 par value (the "Common Stock"), (ii) 120,000 shares of non-voting common stock, $.001 par value (the "Non-Voting Common Stock"), and (iii) 100,000 shares of preferred stock, $1.00 par value, which shall be designated 5% Senior (Pay-in-Kind) Preferred Stock (the "Preferred Stock").

All other provision of the Articles of Incorporation shall remain in full force and effect.

                                     III.

     This amendment was recommended to the shareholders by the board of directors, duly approved by the shareholders in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code and adopted on March 30, 1994.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed and attested by its duly authorized officers of this 30th day of March, 1994.



                                       Forstmann & Company, Inc.



                                       By:  /s/ Jane S. Pollack
                                          ------------------------------
                                            Jane S. Pollack, Vice
                                            President and Secretary